Exhibit 4.3

Free translation

CROSS-MANAGEMENT AGREEMENT
INTERCONNECTED DIRECTORS AND MEMBERS

This Cross-Management Agreement, dated as of December 17, 2020 (“Agreement”), is entered between:

(1)	Companhia Brasileira de Distribuição, publicly held company incorporated in Federative Republic of Brazil, with head office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio, nº 3142, Jardim Paulista, enrolled with CNPJ/ME under the No. 47.508.411/0001-56, herein represented by its legal representatives under its Bylaws (“CBD”); and

(2)	Sendas Distribuidora S.A., company for shares incorporated in Federative Republic of Brazil, with head office in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna, nº 0600, Jacarepaguá, enrolled with CNPJ/ME under the No. 06.057.223/0001-71, herein represented by its legal representatives under its Bylaws (“Sendas”).

CBD and Sendas are hereinafter referred to collectively as “Parties”, and individually and indistinctly as “Party”.

Whereas:

(A) The Parties entered into, on December 14, 2020, certain Separation Agreement and Other Covenants (“Separation Agreement”) to regulate the terms and conditions necessary for the business and assets separation of Sendas and CBD, within the scope of the partial spin-off of CBD (“Spin-off”), so that Sendas ceases to be a company controlled by CBD, and the Parties begin to operate independently (“Business Separation”);

(B) It is in the common interest of the Parties that certain members of the board of directors and other CBD committees be elected to form the board of directors and committees of Sendas (“Regular Members”) for stability purposes and during the transition period under the Business Separation.

(C) The Regular Members shall be instructed to act in a disinterested, informed and in good faith manner, in the sole interest of the Parties and their respective shareholders, to whom the Regular Members shall be subject on a fiduciary basis, as from the effective date of Sendas independence;

NOW, THEREFORE, the Parties resolve to enter into this Agreement, which shall be governed by the following mutually agreed terms and conditions.

1.	Purpose

1.1. The Parties hereby undertake to:

(i)	establish safe monitoring and communication channels so that competitively sensitive information (for example, specific information involving prices, costs, sales and strategies, among others) is kept in confidentiality, in accordance with its own confidentiality policies;

(ii)	consult their committees and advisors whenever there is any competitively sensitive information under discussions, and matters to be decided due to the presence of Regular Members;

(iii)	guide the Regular Members on their own policies on confidentiality, risk management, data privacy and trading with related parties;

(iv)	oversee and guide its Regular Members in defending the independent interests of each company and its respective shareholders in all decisions;

1.2. The Parties acknowledge the presumption of loyalty and diligence in the conduct of all Regular Members, and undertake to hold them harmless from and defend them in the event of any charge, action, inquiry or damage of any kind by acting simultaneously on the board of directors or committees of the Parties, except in cases of bad faith or willful misconduct, the recognition of which is made in a unappealable and final judgment.

1.2.1. In addition to any amount available under the D&O insurance, the Parties undertake to make financial resources available, at reasonable amounts, so that any Regular Member may hire lawyers and consultants, among the best professionals available on the market, to defend the rights and interests of the Regular Members, subject to the terms and conditions provided for in the respective indemnify agreements, to be entered into between the Parties and the Regular Members.

1.3. The Parties acknowledge that the Regular Members are professionals with the knowledge, reputation and skills necessary for the independent structuring of Sendas and the continuity of CBD's operations, and therefore they waive any right to redress that may result from the Regular Members acts taken in the sole interest of the Parties and their shareholders.

1.4. The procedures and measures that may be necessary to ensure the terms of this Agreement may be submitted to the Transition Committee's consideration, as provided for in the Separation Agreement.

2.	Term of the Agreement.

2.1. Term. The Parties establish that this Agreement will remain in force for the term of either (i) 24 (twenty-four) months, or (ii) until the subject matter hereof are complied with in full, whichever occurs first.

3.	General Provisions.

3.1. Notices. All notices, demands, requests, consents, approvals, representations, deliveries or other communications under this Agreement shall be deemed valid and effective when they are made in writing and delivered (a) in person (upon protocol or proof of delivery), (b) by registered letter or recognized courier service (with acknowledged receipt request and postage confirmation), or (c) by email with delivery confirmation, to the following physical and electronic addresses:

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

Attn.: Chief Executive Officer, with a copy to the Legal Officer

Avenida Brigadeiro Luiz Antônio, nº 3142, Jardim Paulista, São Paulo/SP, Zip Code 01402-001

Email: jorge.faical@gpabr.com; marcelo.almeida1@gpabr.com

SENDAS DISTRIBUIDORA S.A.

Attn.: Chief Executive Officer, with a copy to the Chief Financial Officer

Avenida Aricanduva, nº 5.555 - Âncora "E", Central Administrativa Assaí (Shopping Interlar - Aricanduva), Vila Aricanduva, São Paulo/SP, Zip Code 03527-000

Email: belmiro.gomes@assai.com.br; daniela.sabbag@assai.com.br; c/c societario.assai@assai.com.br

3.1.1.    The delivery of any notice required under this Agreement may be waived by the Party to whom it is addressed. Any Party may change the address to which the notice shall be sent, by giving a written notice to the other Party in accordance with Section 3.1, and with respect to this provision, the notice shall be deemed received only upon recognition of such receipt by the recipient Party.

3.2. Specific Enforcement. The commitments and obligations by each of the Parties under this Agreement are subject to specific enforcement, in accordance with the Code of Civil Procedure (Law No. 13.105, of March 16, 2015, as amended and in force), and it is hereby agreed that the fixing of damages shall not constitute an adequate and sufficient redress. For this purpose, the Parties acknowledge that this Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for all purposes of the Code of Civil Procedure.

3.3. Entire Agreement. This Agreement, together with the Separation Agreement comprises all understandings between the Parties and shall prevail over all agreements, understandings, statements, representations and warranties, oral or written, express or implied, existing between the Parties and their respective Affiliates, representatives and agents.

3.4. Waiver; Amendment. No waiver or termination of this Agreement, or any of the terms or provisions hereof, shall bind the Parties, except if confirmed in writing. No waiver by any of the Parties of any term or provision set forth in this Agreement or any default related to this instrument shall impact the rights of such Party, as from such date, to execute such term or provision or exercise any right or remedy in relation to any other default, whether similar or not. This Agreement may not be modified or amended, unless in writing and signed by the Parties.

3.5. Invalidity; Ineffectiveness. In the event that one or more provisions of this Agreement are considered void, voidable, invalid or ineffective, the validity, legality and enforceability of the other provisions contained in this Agreement shall in no way be affected and/or impaired by such event, remaining in full force and effect, as if such void, voidable, invalid or ineffective provision was not present.

3.6. Binding Effect. This Agreement is entered into in an irreversible and irrevocable basis, and constitutes legal, valid and binding obligations, to be enforceable and to inure to the benefit of the Parties and their respective Affiliates, successors and permitted assigns.

3.7. Assignment. The Parties may not assign or transfer this Agreement, in whole or in part, in any form, directly or indirectly, to any third party, without the prior written express consent of the other Party. This Agreement shall bind the Parties and their respective permitted successors and assignees thereof.

3.8. Compliance with the Agreement. Each of the Parties hereby guarantees compliance, and shall ensure their respective subsidiaries, affiliates, officers, directors, employees, representatives and agents to comply with all their obligations, covenants and agreements under this Agreement, which shall be complied with by such subsidiaries, affiliates, officers, directors, employees, representatives and agents. For the purposes of this Section, the Parties undertake to inform timely about the obligations, covenants and agreements pertaining to their subsidiaries, affiliates, officers, directors, employees, representatives and agents.

3.9. Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

3.10. Dispute Resolution. In the event of any disputes, conflicts, issues or disagreements of any nature arising out of this Agreement, the Parties shall comply with the provisions of Section 9.11 of the Separation Agreement.

São Paulo, December 17, 2020.

/s/ Christophe José Hidalgo	/s/ Jorge Faiçal Filho
Christophe José Hidalgo	Jorge Faiçal Filho
Interim CEO, CFO and Investor Relations Officer	Chief Retail Officer

Companhia Brasileira de DistribuiÇÃo

/s/ Daniela Sabbag	/s/ Belmiro de Figueiredo Gomes
Daniela Sabbag	Belmiro de Figueiredo Gomes
CFO and Investor Relations Officer	CEO

Sendas Distribuidora S.A.

Witnesses:

1.	/s/ Geovani Diogo Jardim de Sousa	2.	Vanessa Borges Rezende
	Name: Geovani Diogo Jardim de Sousa		Name: Vanessa Borges Rezende
	ID: 49.433.380-7		ID: 34.864.975-7
	CPF: 435.826.438-75		CPF: 305.858.878-02